EXHIBIT 99.1

Terra Tech Corp Reports Financial Results for the First Quarter of 2019

IRVINE, CA – May 9, 2019 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its financial results for the period ended March 31, 2019.

Derek Peterson, Chief Executive Officer of Terra Tech, commented, “In the first quarter of 2019 we made meaningful headway both implementing our restructuring strategy and further entrenching ourselves in the California market. All material construction at the Hegenberger cultivation facility in Oakland is complete, and we anticipate it being fully operational upon receipt of licensing approval from the State. This will enable us to ramp production of our IVXX™ premium wholesale cannabis brand in California.”

“We also opened our newest Blüm dispensary in San Leandro, California, a prominent suburb city of San Francisco and Oakland. In the short time since opening, the dispensary has generated consistent medical foot traffic and we expect sales at this location to continue to grow throughout the year, driven by the start of sales to adult users as of May 2019, and increased brand recognition in the area. Moreover, we are working on several growth initiatives that are expected to generate new sources of revenue for the Company, including opening a vertically integrated cannabis complex to host large-scale, cannabis themed events at our East Dyer Road location later this year,” continued Mr. Peterson.

“Terra Tech is engaged in a fundamental restructuring to improve profitability and build value for our shareholders. Following a comprehensive review of the Company's assets and their respective performance, we are pursuing a strategy to redeploy certain assets in strategic locations where we believe they have the potential to produce greater returns. To advance this strategy, we have entered into an asset purchase agreement with Picksy LLC, a Nevada limited liability company to sell our Desert Inn Road retail dispensary for $10 million. This strategy is expected to build a stronger, more efficient business based around premium quality, recognizable brands. We are pleased with our progress working toward these strategic objectives,” concluded Mr. Peterson.

Financial Update

•	For the period ending March 31, 2019, the Company generated revenues of approximately $7.4 million, compared to approximately $8.6 million for the first quarter ending March 31, 2018, a decrease of approximately $1.3 million. The decrease was primarily due to the significant level of taxes that the State of California placed on cannabis sales which depressed the overall legal cannabis market.

•	Gross margin for the period ending March 31, 2019 was approximately 54.4%, compared to approximately 36.2% for the first quarter ending March 31, 2018. The increase in Gross Margin was primarily due to operational improvements across both the cannabis segment and herbs and produce segment.

•	Selling, general and administrative expenses for the period ending March 31, 2019 were approximately $11.5 million, compared to approximately $10.3 million for the first quarter ending March 31, 2018.

•	The Company reported a Gain on Interest in Joint Venture of $5.6 million for the period ending March 31, 2019, as a result of its decision to restate its agreements with NuLeaf Sparks Cultivation, LLC and NuLeaf Reno Production, LLC.

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•	The net loss attributable to Terra Tech for the period ending March 31, 2019 was approximately $(5.1 million) or $(0.05) per share compared to a loss of approximately $(12.2 million) or $(0.19) per share for the first quarter ending March 31, 2018.

•	The Company had $5.81 million in cash as of March 31, 2019, compared with $7.19 million as of December 31, 2018.

•	Stockholders’ equity for the period ending March 31, 2019 amounted to approximately $115.45 million, an increase of approximately $20.6 million compared to approximately $94.9 million as of December 31, 2018.

•	The Company had no short-term debt as of March 31, 2019. Long term liabilities were $20.8 million as of March 31, 2019, compared with $18.3 million as of December 31, 2018.

Business Update

California:

•	Oakland: The Company’s Blüm Oakland dispensary continued to focus on the adult use market, however sales were impacted by higher California state excise tax rates. To prepare for a ramp in demand as a result of the legalization of adult-use cannabis, Terra Tech continued constructing a 13,000 square foot cultivation facility in Hegenberger, Oakland which has the capacity to produce up to one metric ton, or 2,000 pounds, of cannabis per year. The Company has completed all material construction at this facility and it is expected to be fully operational upon receipt of State licensing.

•	San Leandro: Terra Tech’s San Leandro Blüm dispensary opened in January 2019, making history as the first medical dispensary to open its doors in San Leandro. Subsequent to the end of the first quarter, in May 2019, Blüm San Leandro commenced sales to the adult use market after receiving City and State approval.

•	Santa Ana: The Company advanced its plans to open a vertically integrated cannabis complex to host large-scale, cannabis themed events at its East Dyer Road location.

Nevada:

•	Las Vegas: Entered into an asset purchase agreement with Picksy LLC, a Nevada limited liability company to sell its Blüm Desert Inn dispensary for $10 million. Selling this Nevada asset is aligned with the Company’s strategy to leverage its balance sheet to fuel growth by strategically redeploying assets to maximize its return on investment.

•	In February 2019, the Company amended and restated its agreements with NuLeaf. As the primary beneficiary of NuLeaf Sparks Cultivation, LLC and NuLeaf Reno Production, LLC, the Company consolidates the accounts and operations of these entities beginning March 1, 2019. The Company remeasured its equity method investment in NuLeaf to estimated fair value, which resulted in a non-cash gain of $5.60 million that was recorded in operating income; recognized redeemable noncontrolling interest for NuLeaf, Inc.’s interest in NuLeaf at an estimated fair value of $13.20 million; and recognized $12.08 million of net assets, including cash acquired, at fair value. As part of the purchase price allocation, the Company recorded $0.80 million of goodwill, primarily related to the value of the existing workforce, and $8.00 million of intangible assets, primarily related to licenses with a weighted-average life of 10 years. The measurement period is expected to be closed in the second quarter of 2019.

•	Reno: The Company entered into an agreement to acquire the remainder of the interest in the Blüm Reno dispensary and the building where the facility is located from Forever Green NV and Forever Young Investments, LLC, affiliates of Heidi Loeb Hegerich. The transfer of those interests is subject to approval of the Nevada Department of Taxation, which the Company expects to receive in approximately 60-90 days. The Company also entered into a settlement agreement with Forever Green, Forever Young Investments and Ms. Hegerich to settle the lawsuit between them and the Company.

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Conference Call

The company will also host a conference call today, Thursday, May 9, 2019 at 4:30 PM Eastern Time.

Dial-In Number:        1-857-232-0157

Access Code:              422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with ‘TRTC Question’ in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its multiple California and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated cannabis dispensaries throughout California and dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Blüm Retail Stores visit: http://letsblum.com

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Instagram @Letsblum

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate its subsidiaries into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except for Shares and per-Share)

	Three Months Ended
	March 31,
	2019	2018

Total Revenues	$7,358	$8,615
Cost of Goods Sold	3,354	5,494

Gross Profit	4,004	3,122

Selling, General and Administrative Expenses	11,515	10,292

Loss from Operations	(7,511)	(7,171)

Other Income (Expense):
Interest Expense, Net	(2,928)	(4,926)
Other Income/Loss	48	-
Share of Gain / (Loss) in Joint Venture	5,599	-

Total Other Income (Expense)	2,719	(4,926)

Net Loss	(4,792)	(12,097)
Net Income (Loss) Attributable to Non-Controlling Interest	277	79

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(5,069)	$(12,175)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted (1)	$(0.05)	$(0.19)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	93,710,004	64,711,660

(1) Adjusted to reflect the one-for-15 reverse stock split. See "Note 1 – Description of Business."

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for Shares)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current Assets:
Cash	$5,807	$7,193
Accounts Receivable	1,862	1,247
Inventory	4,505	2,280
Assets Held for Sale	7,509	7,501
Prepaid Expenses and Other Current Assets	923	741

Total Current Assets	20,606	18,963

Property, Equipment and Leasehold Improvements, Net	46,432	34,139
Intangible Assets, Net	25,708	18,466
Goodwill	35,973	35,173
Other Assets	11,115	897
Other Investments	5,300	12,451

TOTAL ASSETS	$145,133	$120,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$9,222	$6,901

Total Current Liabilities	9,222	6,901

Long-Term Liabilities:
Long-Term Debt, Net of Discounts	13,031	18,313
Long-Term Lease Liabilities	7,786	-
Total Long-Term Liabilities	20,817	18,313

Total Liabilities	30,039	25,214

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value 0.001:	-	-
100 Shares Authorized as of March 31, 2019 and December 31, 2018; 12 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018	-	-
Preferred Stock, Convertible Series B, Par Value 0.001:	-	-
41,000,000 Shares Authorized as of March 31, 2019 and December 31, 2018; 0 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018	-	-
Common Stock, Par Value 0.001:	101	82
990,000,000 Shares Authorized as of March 31, 2019 and December 31, 2018; 100,648,444 and 81,759,415 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018, respectively (1)	-	-
Additional Paid-In Capital (1)	253,066	236,543
Accumulated Deficit	(147,442)	(142,754)

Total Terra Tech Corp. Stockholders’ Equity	105,725	93,870
Non-Controlling Interest	9,369	1,003

Total Stockholders’ Equity	115,094	94,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$145,133	$120,088

(1) Adjusted to reflect the one-for-15 reverse stock split. See "Note 1 – Description of Business.”

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